UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2006

SI International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50080	52-2127278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12012 Sunset Hills Road 8th Floor Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (703) 234-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On February 8, 2006, SI International, Inc., a Delaware corporation (“SI International”), entered into a definitive Stock Purchase Agreement (the “Agreement”) by and among SI International, Zen Technology, Inc., a Virginia corporation (“Zen Technology”), and Donald E. Reed, Leslie W. Butler, Barbara M. Reed and Cindy Andre (the “Sellers”).  The terms of the Agreement provide that SI International will acquire all of the outstanding capital stock of Zen Technology for $60 million in cash, of which $6 million will be held back by SI International for 15 months after closing in order to secure post-closing indemnity obligations of the Sellers.  The purchase price is subject to a two-way adjustment based upon whether the working capital of Zen Technology at the closing of the acquisition is above or below the target working capital specified in the Agreement.  Each of the parties to the Agreement has made customary representations and warranties and agreed to certain indemnification obligations.  The Agreement also contemplates a non-competition covenant agreed to by each of the Sellers and a post-closing consulting relationship between SI International and each of Mr. Reed, Ms. Butler and Ms. Andre.

As part of the acquisition, the Sellers have agreed to make certain tax elections for the benefit of SI International.  SI International estimates the net present value of such election is approximately $10 million.

The consummation of the acquisition is subject to a number of conditions, including SI International obtaining the consent of its senior lender under its existing credit facility.  There can be no assurances that the acquisition will be consummated.

The February 8, 2006 press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01                                                 Regulation FD Disclosure.

On February 8, 2006, SI International issued a press release that announced that it has entered into an agreement to purchase all of the capital stock of Zen Technology, which is attached hereto as Exhibit 99.1.

Item 9.01                Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 8, 2006*

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Zen Technology businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition and cross-selling opportunities; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

*  Included with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI International, Inc.

	By:	/s/ Thomas E. Dunn
Thomas E. Dunn
Executive Vice President,
Chief Financial Officer and Treasurer

Dated: February 14, 2006

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated February 8, 2006*

*  Included with this filing.